Bowen Acquisitions Corp.
420 Lexington Ave, Suite 2446
New York, NY 10170

Attention: The Board of Directors

Date: September 25, 2024

To: Bowen Acquisition Corp (the "Company")

Dear Sirs or Madams:

We have acted as PRC legal counsel as to the laws of the People's Republic of China **(the "PRC"**, for purpose of this letter only, excluding the Hong Kong Special Administrative Region, the Macau Special Administrative Region and Taiwan) to Qianzhi Group Holding (Cayman) Limited in connection with the Company's registration statement on Form S-4, including all amendments and supplements thereto (**the "Registration Statement"**), filed with the Securities and Exchange Commission (**the "SEC"**) under the U.S. Securities Act of 1933 (as amended) in relation to the proposed Business Combination (as defined in the Registration Statement) of the Company with Qianzhi Group Holding (Cayman) Limited.

We hereby consent to the reference of our name in the Registration Statement and any amendment thereto, including, without limitation, under the headings "Letter to Bowen Shareholders", "Summary of the Proxy Statement/Prospectus", and "Risk Factors". We also consent to the filing of this consent letter with the SEC as an exhibit to the Registration Statement. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act, or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder

[Signature page to follow]

For and on behalf of
Jingsh & H Y Leung (Qianhai) Law Firm

Name: Dongkun Liu
Title: Co-Founder